                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                                (Rule 13d-102)


          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1(b)(c) AND (d) AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)

                             (Amendment No. 1)(1)



                             @Entertainment, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                        Common Stock, par value $0.01
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                 045920-10-1
--------------------------------------------------------------------------------
                                (CUSIP Number)


                                August 4, 1998
--------------------------------------------------------------------------------
           (Date of event which requires filing of this statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [ ] Rule 13d-1(b)
   [X] Rule 13d-1(c)
   [ ] Rule 13d-1(d)


                      (Continued on the following pages)

                             (Page 1 of 8 Pages)


------------------
        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 045920-10-1                  13G                    Page 2 of 21 Pages

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        ADVENT INTERNATIONAL CORPORATION

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

 .                      5,216,431
     NUMBER OF     -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          NONE
       EACH        -------------------------------------------------------------
    REPORTING      7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH            5,216,431
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       NONE
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,216,431
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        15.7%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        CO, IA
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 045920-10-1                  13G                    Page 3 of 21 Pages

--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ADVENT ECO III LIMITED LIABILITY COMPANY

--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3.     SEC USE ONLY


--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

 .                      NONE
     NUMBER OF     -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          NONE
       EACH        -------------------------------------------------------------
    REPORTING      7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH            NONE
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       NONE
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       NONE
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.0%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       OO
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 045920-10-1                  13G                    Page 4 of 21 Pages

--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ECO HOLDINGS III LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3.     SEC USE ONLY


--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

 .                      NONE
     NUMBER OF     -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          NONE
       EACH        -------------------------------------------------------------
    REPORTING      7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH            NONE
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       NONE
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       NONE
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.0%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 045920-10-1                  13G                    Page 5 of 21 Pages

--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ADVENT CENTRAL EUROPE MANAGEMENT LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3.     SEC USE ONLY


--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

 .                      838,856
     NUMBER OF     -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          NONE
       EACH        -------------------------------------------------------------
    REPORTING      7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH            838,856
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       NONE
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       838,856
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       2.5%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 045920-10-1                  13G                    Page 6 of 21 Pages

--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ADVENT PRIVATE EQUITY FUND - CENTRAL EUROPE LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3.     SEC USE ONLY


--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

 .                      838,856
     NUMBER OF     -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          NONE
       EACH        -------------------------------------------------------------
    REPORTING      7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH            838,856
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       NONE
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       838,856
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       2.5%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 045920-10-1                  13G                    Page 7 of 21 Pages

--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ADVENT GLOBAL MANAGEMENT LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3.     SEC USE ONLY


--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

 .                      1,447,024
     NUMBER OF     -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          NONE
       EACH        -------------------------------------------------------------
    REPORTING      7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH            1,447,024
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       NONE
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,447,024
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       4.3%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 045920-10-1                  13G                    Page 8 of 21 Pages

--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ADVENT GLOBAL GECC LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3.     SEC USE ONLY


--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

 .                      1,447,024
     NUMBER OF     -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          NONE
       EACH        -------------------------------------------------------------
    REPORTING      7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH            1,447,024
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       NONE
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,447,024
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       4.3%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 045920-10-1                  13G                    Page 9 of 21 Pages

--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ADVENT INTERNATIONAL LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3.     SEC USE ONLY


--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

 .                      5,166,149
     NUMBER OF     -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          NONE
       EACH        -------------------------------------------------------------
    REPORTING      7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH            5,166,149
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       NONE
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,166,149
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       15.5%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 045920-10-1                  13G                   Page 10 of 21 Pages

--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ADVENT EURO-ITALIAN DIRECT INVESTMENT PROGRAM LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3.     SEC USE ONLY


--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

 .                      206,019
     NUMBER OF     -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          NONE
       EACH        -------------------------------------------------------------
    REPORTING      7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH            206,019
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       NONE
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       206,019
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.6%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 045920-10-1                  13G                   Page 11 of 21 Pages

--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       GLOBAL PRIVATE EQUITY II LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3.     SEC USE ONLY


--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

 .                      2,110,420
     NUMBER OF     -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          NONE
       EACH        -------------------------------------------------------------
    REPORTING      7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH            2,110,420
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       NONE
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,110,420
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       6.3%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 045920-10-1                  13G                   Page 12 of 21 Pages

--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       GLOBAL PRIVATE EQUITY II - PGGM LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3.     SEC USE ONLY


--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

 .                      239,522
     NUMBER OF     -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          NONE
       EACH        -------------------------------------------------------------
    REPORTING      7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH            239,522
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       NONE
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       239,522
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.7%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 045920-10-1                  13G                   Page 13 of 21 Pages

--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       GLOBAL PRIVATE EQUITY II - EUROPE LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3.     SEC USE ONLY


--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

 .                      324,308
     NUMBER OF     -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          NONE
       EACH        -------------------------------------------------------------
    REPORTING      7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH            324,308
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       NONE
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       324,308
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       1.0%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 045920-10-1                  13G                   Page 14 of 21 Pages

--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ADVENT PARTNERS LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3.     SEC USE ONLY


--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

 .                      50,282
     NUMBER OF     -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          NONE
       EACH        -------------------------------------------------------------
    REPORTING      7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH            50,282
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       NONE
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       50,282
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.2%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 045920-10-1         Schedule 13G-Amended                 Page 15 of 21


ITEM 1.

        (a)  (b)     This statement on Schedule 13G relates to the Reporting
Persons' (as defined in Item 2 below) beneficial ownership interest in @Entertainment Inc. a Delaware corporation (the "Corporation"). The address of the principal executive office of the Corporation is One Commercial Plaza, Hartford, CT 06103.

        This statement is being filed to report certain changes in beneficial ownership since the last filing of this statement.

ITEM 2.

        (a) (b) (c)  This statement is being filed by the following entities:

        (1)     Advent International Corporation, a Delaware corporation;

        (2) Advent ECO III Limited Liability Company, a Massachusetts limited liability company;

        (3) ECO Holdings III Limited Partnership, a Delaware limited partnership;

        (4) Advent Central Europe Management Limited Partnership, a Delaware limited partnership;

        (5) Advent Private Equity Fund - Central Europe Limited Partnership, a Delaware limited partnership;

        (6) Advent Global Management Limited Partnership, a Delaware limited partnership;

        (7) Advent Global GECC Limited Partnership, a Delaware limited partnership;

        (8) Advent International Limited Partnership, a Delaware limited partnership;

        (9) Advent Euro-Italian Direct Investment Program Limited Partnership, a Delaware limited partnership;

        (10) Global Private Equity II Limited Partnership, a Delaware limited partnership;

        (11) Global Private Equity II - PGGM Limited Partnership, a Delaware limited partnership;

        (12) Global Private Equity II - Europe Limited Partnership, a Delaware limited partnership;

        (13) Advent Partners Limited Partnership, a Delaware limited partnership;

CUSIP NO. 045920-10-1         Schedule 13G-Amended                 Page 16 of 21


        The entities listed in subparagraph (1) through (13) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

        (d) (e) This statement relates to the Common Stock, par value $0.01 per share, (the "Common Stock") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 045920-10-1.

ITEM 3.  FILING PURSUANT TO RULE 13d-1(b), OR 13d-2(b).

        This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b).







              (THE REMAINDER OF THIS PAGE INTENTIALLY LEFT BLANK)

CUSIP NO. 045920-10-1         Schedule 13G-Amended                 Page 17 of 21


ITEM 4.  OWNERSHIP.

        (a) (b) The following table sets forth the aggregate number and percentage (based upon the number of shares of Common Stock outstanding as of March 31, 1998) of the Common Stock beneficially owned by each Reporting Person named in Item 2 of this statement. The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3(d)(1).


                                                              Number of Shares
                                                      ----------------------------------     Percentage
                                                                     Under                    of Shares
Reporting Person                                       Common       Warrants     Total       Outstanding
----------------                                      ---------     --------   ---------     -----------

ECO Holdings III Limited Partnership(1)                       0                        0           0%
                                                      =========                =========        ====

Advent ECO III Limited Liability Company(1)                   0                        0           0%
                                                      =========                =========        ====
Advent Private Equity Fund - Central
   Europe Limited Partnership (2)                       838,856                  838,856         2.5%
                                                      ---------                ---------        ----
Advent Central Europe Management
   Limited Partnership (2)                              838,856                  838,856         2.5%
Advent Global GECC Limited
   Partnership (3)                                    1,447,024                1,447,024         4.3%
                                                      ---------                ---------        ----
Advent Global Management Limited
   Partnership (3)                                    1,447,024                1,447,024         4.3%
Advent Euro-Italian Direct Investment
   Program Limited Partnership (4)                      206,019                  206,019         0.6%
Global Private Equity II Limited
   Partnership (4)                                    2,110,420                2,110,420         6.3%
Global Private Equity II - PGGM
   Limited Partnership (4)                              239,522                  239,522         0.7%
Global Private Equity II - Europe
   Limited Partnership (4)                              324,308                  324,308         1.0%
                                                      ---------                ---------        ----
Advent International Limited
   Partnership (2), (3), (4)                          5,166,149                5,166,149        15.5%
                                                      ---------                ---------        ----
Advent Partners Limited Partnership (5)                  50,282                   50,282         0.2%
                                                      ---------                ---------        ----

Advent International Corporation (1)
   (2), (3), (4), (5)                                 5,216,431                5,216,431        15.7%
                                                      =========                =========        ====

Total Group Ownership                                 5,216,431                5,216,431        15.7%
                                                      =========                =========        ====



        (1) Advent ECO III Limited Liability Company (the "LLC") is the General Partner of ECO Holdings III Limited Partnership ("ECO-3"). Certain members of the LLC are also limited partners of ECO-3, which are venture capital funds managed by Advent International Corporation ("AIC"). As such, AIC has the sole power to vote and dispose of the securities beneficially owned by the indicated Reporting Persons. The beneficial ownership of AIC and the LLC derive from such power.

        (2) AIC is the General Partner of Advent International Limited Partnership ("AILP"), the General Partner of Advent Central Europe Management Limited Partnership ("ACEMLP"). ACEMLP, in turn, is the General Partner of Advent Private Equity Fund - Central Europe Limited Partnership ("APEF"). APEF is a limited partner of ECO-3 and a member of the LLC. As such, AIC has the sole power to vote and dispose of the securities beneficially owned by the indicated Reporting Persons. The beneficial ownership of AIC, AILP and ACEMLP derive from such power.

CUSIP NO. 045920-10-1         Schedule 13G-Amended                 Page 18 of 21



        (3) AIC is the General Partner of Advent International Limited Partnership ("AILP"), the General Partner of Advent Global Management Limited Partnership ("AGMLP"). AGMLP, in turn, is the General Partner of Advent Global GECC Limited Partnership ("GECC"). GECC is a limited partner of ECO-3 and a member of the LLC. As such, AIC has the sole power to vote and dispose of the securities beneficially owned by the indicated Reporting Persons. The beneficial ownership of AIC, AILP and AGMLP derive from such power.

        (4) AIC is the General Partner of Advent International Limited Partnership ("AILP"), the General Partner of Advent Euro-Italian Direct Investment Program Limited Partnership ("AEIDIP"), Global Private Equity II Limited Partnership ("GPE-2"), Global Private Equity II - PGGM Limited Partnership ("GPE-2P"), and Global Private Equity II - Europe Limited partnership ("GPE-2E"). AEIDIP, GPE-2, GPE-2P and GPE-2E are limited partners of ECO-3 and members of the LLC. As such, AIC has the sole power to vote and dispose of the securities beneficially owned by the indicated Reporting Persons. The beneficial ownership of AIC and AILP derive from such power.

        (5) AIC is the General Partner of Advent Partners Limited Partnership ("APLP"). APLP is a limited partner of ECO-3 and a member of the LLC. As such, AIC has the sole power to vote and dispose of the securities beneficially owned by the indicated Reporting Person. The beneficial ownership of AIC derives from such power.

        (c) Each of the Reporting Persons listed in the table set forth above has sole voting and dispositive power over the Common Stock beneficially owned by it as indicated above.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        (1) Effective August 4, 1998, ECO-3 and the LLC distributed a total of 9,524,000 shares of the Corporation. Therefore, ECO-3 and the LLC no longer own shares of the Corporation. These shares are now held directly by the limited partners and members, respectively. The other limited partners of ECO-3 are entities unaffiliated with AIC and whose ownership is not required to be aggregated for group reporting purposes.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        Not Applicable.

CUSIP NO. 045920-10-1         Schedule 13G-Amended                 Page 19 of 21



ITEM 10. CERTIFICATION.

        By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


SIGNATURE
---------

        After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


August 12, 1998


ADVENT INTERNATIONAL CORPORATION
By:  Janet L. Hennessy
     Vice President                    /s/ Janet L. Hennessy
                                       ----------------------------------------


ADVENT ECO III LIMITED LIABILITY COMPANY
By:  Global Private Equity II
     Limited Partnership, member
By:  Advent International Limited Partnership,
     General Partner
By:  Advent International Corporation,
     General Partner
By:  Janet L. Hennessy
     Vice President                    /s/ Janet L. Hennessy
                                       ----------------------------------------

ECO HOLDINGS III LIMITED PARTNERSHIP
By:  Advent ECO III Limited Liability Company
By:  Global Private Equity II Limited Partnership, a member
By:  Advent International Limited Partnership,
     Its General Partner
By:  Advent International Corporation,
     Its General Partner
By:  Janet L. Hennessy
     Vice President                    /s/ Janet L. Hennessy
                                       ----------------------------------------


ADVENT PRIVATE EQUITY FUND - CENTRAL EUROPE LIMITED PARTNERSHIP
By:  Advent Central Europe Management Limited Partnership,
     Its General Partner
By:  Advent International Limited Partnership,
     Its General Partner
By:  Advent International Corporation,
     Its General Partner
By:  Janet L. Hennessy
     Vice President                    /s/ Janet L. Hennessy
                                       ----------------------------------------

CUSIP NO. 045920-10-1         Schedule 13G-Amended                 Page 20 of 21


ADVENTCENTRAL EUROPE MANAGEMENT LIMITED PARTNERSHIP
By:  Advent International Limited Partnership,
     Its General Partner
By:  Advent International Corporation,
     Its General Partner
By:  Janet L. Hennessy
     Vice President                    /s/ Janet L. Hennessy
                                       ----------------------------------------

ADVENT GLOBAL GECC LIMITED PARTNERSHIP
By:  Advent Global Management Limited Partnership,
     Its General Partner
By:  Advent International Limited Partnership,
     Its General Partner
By:  Advent International Corporation,
     Its General Partner
By:  Janet L. Hennessy
     Vice President                    /s/ Janet L. Hennessy
                                       ----------------------------------------

ADVENT EURO-ITALIAN DIRECT INVESTMENT PROGRAM LIMITED PARTNERSHIP
By:  Advent International Limited Partnership,
     Its General Partner
By:  Advent International Corporation,
     Its General Partner
By:  Janet L. Hennessy
     Vice President                    /s/ Janet L. Hennessy
                                       ----------------------------------------

GLOBAL PRIVATE EQUITY II LIMITED PARTNERSHIP
By:  Advent International Limited Partnership,
     Its General Partner
By:  Advent International Corporation,
     Its General Partner
By:  Janet L. Hennessy
     Vice President                    /s/ Janet L. Hennessy
                                       ----------------------------------------

CUSIP NO. 045920-10-1         Schedule 13G-Amended                 Page 21 of 21



GLOBAL PRIVATE EQUITY II - PGGM LIMITED PARTNERSHIP
By:  Advent International Limited Partnership,
     Its General Partner
By:  Advent International Corporation,
     Its General Partner
By:  Janet L. Hennessy
     Vice President                    /s/ Janet L. Hennessy
                                       ----------------------------------------

GLOBAL PRIVATE EQUITY II - EUROPE LIMITED PARTNERSHIP
By:  Advent International Limited Partnership,
     Its General Partner
By:  Advent International Corporation,
     Its General Partner
By:  Janet L. Hennessy
     Vice President                    /s/ Janet L. Hennessy
                                       ----------------------------------------

ADVENT PARTNERS LIMITED PARTNERSHIP
By:  Advent International Corporation,
     Its General Partner
By:  Janet L. Hennessy
     Vice President                    /s/ Janet L. Hennessy
                                       ----------------------------------------